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                                                                    EXHIBIT 4.1
                             ARTICLES SUPPLEMENTARY


                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                 Class M Convertible Cumulative Preferred Stock
                           (Par Value $.01 Per Share)

     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the "Corporation"), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation, as amended to date (the "Charter"), the Board of Directors has duly divided and classified 1,600,000 authorized but unissued shares of Class A Common Stock of the Corporation, par value $.01 per share (the "Class A Common Stock"), into a class designated as Class M Convertible Cumulative Preferred Stock, par value $.01 per share, and has provided for the issuance of such class.

     SECOND: The reclassification increases the number of shares classified as Class M Convertible Cumulative Preferred Stock, par value $.01 per share, from no shares immediately prior to the reclassification to 1,600,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Class A Common Stock from 475,937,500 shares immediately prior to the reclassification to 474,337,500 shares immediately after the reclassification.

     THIRD: The terms of the Class M Convertible Cumulative Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) as set by the Board of Directors are as follows:

     1.   NUMBER OF SHARES AND DESIGNATION.

     This class of Preferred Stock shall be designated as Class M Convertible Cumulative Preferred Stock, par value $.01 per share (the "Class M Preferred Stock"), and One Million, Six Hundred Thousand (1,600,000) shall be the authorized number of shares of such Class M Preferred Stock constituting such class.

     2.   DEFINITIONS.

     For purposes of the Class M Preferred Stock, the following terms shall have the meanings indicated:


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"Act" shall mean the Securities Act of 1933, as amended.

"affiliate" of a Person means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

"Aggregate Value" shall mean, with respect to any block of Equity Stock, the sum of the product of (i) the number of shares of each class of Equity Stock within such block multiplied by (ii) the corresponding Market Price of one share of Equity Stock of such class.

"Beneficial Ownership" shall mean, with respect to any Person, ownership of shares of Equity Stock equal to the sum of (i) the number of shares of Equity Stock directly owned by such Person, (ii) the number of shares of Equity Stock indirectly owned by such Person (if such Person is an "individual" as defined in Section 542(a)(2) of the Code) taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, and (iii) the number of shares of Equity Stock that such Person is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act, provided that when applying this definition of Beneficial Ownership to the Initial Holder, clause (iii) of this definition, and clause (a) (ii) of the definition of "Person" shall be disregarded. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

"Board of Directors" shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Class M Preferred Stock; provided that, for purposes of paragraph (a) of Section 9 of this Article, the term "Board of Directors" shall not include any such committee.

"Business Day" shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

"Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3 of this Article, each of which shall be an organization described in Section 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

"Class M Preferred Stock" shall have the meaning set forth in Section 1 of this Article.

"Closing Price" shall mean, when used with respect to a share of any Equity Stock and for any date, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Equity Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with



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respect to securities listed on the principal national securities exchange on which the Equity Stock is listed or admitted to trading or, if the Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Equity Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Equity Stock selected by the Board of Directors of the Corporation.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor thereto, as interpreted by any applicable regulations or other administrative pronouncements as in effect from time to time.

"Common Stock" shall mean the Class A Common Stock, par value $.01 per share, of the Corporation, and such other shares of the Corporation's capital stock into which outstanding shares of such Class A Common Stock shall be reclassified.

"Conversion Price" shall mean the conversion price per share of Class A Common Stock for which each share of Class M Preferred Stock is convertible, as such Conversion Price may be adjusted pursuant to Section 7 of this Article. The initial Conversion Price shall be $44.00 (equivalent to a conversion rate of approximately 0.5681818 shares of Class A Common Stock for each share of Class M Preferred Stock).

"Dividend Payment Date" shall mean January 13, April 13, July 13 and October 13 of each year; provided, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment payable on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date and no interest shall accrue on such dividend from such date to such Dividend Payment Date.

"Dividend Periods" shall mean the Initial Dividend Period and each subsequent quarterly dividend period commencing on and including January 13, April 13, July 13 and October 13 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period, other than the Dividend Period during which any Class M Preferred Stock shall be redeemed pursuant to Section 5 hereof, which shall end on and include the Redemption Date with respect to the Class M Preferred Stock being redeemed.

"Equity Stock" shall mean one or more shares of any class of capital stock of the Corporation.

"Excess Transfer" has the meaning set forth in Section 11.3(A) of this Article.

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"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Issue Date" shall mean January 13, 2000.

"Initial Dividend Period" shall mean the period commencing on and including the Issue Date and ending on and including April 12, 2000.

"Initial Holder" shall mean Terry Considine.

"Initial Holder Limit" shall mean a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Initial Holder. From the Issue Date, the secretary of the Corporation, or such other person as shall be designated by the Board of Directors, shall upon request make available to the representative(s) of the Initial Holder and the Board of Directors, a schedule that sets forth the then-current Initial Holder Limit applicable to the Initial Holder.

"Junior Stock" shall have the meaning set forth in paragraph (c) of Section 8 of this Article.

"Liquidation Preference" shall have the meaning set forth in paragraph (a) of
Section 4 of this Article.

"Look-Through Entity" shall mean a Person that is either (i) described in
Section 401(a) of the Code as provided under Section 856(h)(3) of the Code or
(ii) registered under the Investment Company Act of 1940.

"Look-Through Ownership Limit" shall mean, for any Look-Through Entity, a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 15% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Look-Through Entity.

"Market Price" on any date shall mean, with respect to any share of Equity Stock, the Closing Price of a share of that class of Equity Stock on the Trading Day immediately preceding such date.

"NYSE" shall mean the New York Stock Exchange, Inc.

"Outstanding" shall mean issued and outstanding shares of Equity Stock of the Corporation, provided that for purposes of the application of the Ownership Limit, the Look-Through Ownership Limit or the Initial Holder Limit to any Person, the term "Outstanding" shall be



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deemed to include the number of shares of Equity Stock that such Person alone, at that time, could acquire pursuant to any options or convertible securities.

"Ownership Limit" shall mean, for any Person other than the Initial Holder or a Look-Through Entity, a number of the Outstanding shares of Class M Preferred Stock of the Corporation having an Aggregate Value not in excess of the excess of (x) 8.7% of the Aggregate Value of all Outstanding shares of Equity Stock over (y) the Aggregate Value of all shares of Equity Stock other than Class M Preferred Stock that are Beneficially Owned by the Person.

"Ownership Restrictions" shall mean collectively the Ownership Limit, as applied to Persons other than the Initial Holder or Look-Through Entities, the Initial Holder Limit, as applied to the Initial Holder, and the Look-Through Ownership Limit, as applied to Look-Through Entities.

"Parity Stock" shall have the meaning set forth in paragraph (b) of Section 8 of this Article.

"Person" shall mean (a) for purposes of Section 11 of this Article, (i) an individual, corporation, partnership, estate, trust (including a trust qualifying under Section 401(a) or 501(c) of the Code), association, "private foundation," within the meaning of Section 509(a) of the Code, joint stock company or other entity, and (ii) a "group," as that term is used for purposes of Section 13(d)(3) of the Exchange Act, and (b) for purposes of the remaining Sections of this Article, any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

"Prohibited Transferee" has the meaning set forth in Section 11.3(A) of this Article.

"Record Date" shall have the meaning set forth in paragraph (a) of Section 3 of this Article.

"Redemption Date" shall mean, in the case of any redemption of any shares of Class M Preferred Stock, the date fixed for redemption of such shares.

"Redemption Price" shall mean, with respect to any shares of Class M Preferred Stock to be redeemed, (i) if the Redemption Date occurs during the period from and including January 13, 2003, to but excluding January 13, 2004, 102% of the Liquidation Preference thereof, and (ii) if the Redemption Date occurs on or after January 13, 2004, 100% of the Liquidation Preference thereof, plus, in the case of clause (i) or (ii), all accumulated, accrued and unpaid dividends (whether or not earned or declared), if any, to the Redemption Date.

"REIT" shall mean a "real estate investment trust," as defined in Section 856 of the Code.

"Senior Stock" shall have the meaning set forth in paragraph (a) of Section 8 of this Article.

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"set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the Board of Directors, the allocation of funds to be so paid on any series or class of capital stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or any class or series of Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Class M Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

"Trading Day" shall mean, when used with respect to any Equity Stock, (i) if the Equity Stock is listed or admitted to trading on the NYSE, a day on which the NYSE is open for the transaction of business, (ii) if the Equity Stock is not listed or admitted to trading on the NYSE but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Equity Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Equity Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

"Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of a share of Class M Preferred Stock (including (i) the granting of an option or any series of such options or entering into any agreement for the sale, transfer or other disposition of Class M Preferred Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Class M Preferred Stock), whether voluntary or involuntary, whether of record or Beneficial Ownership, and whether by operation of law or otherwise (including, but not limited to, any transfer of an interest in other entities that results in a change in the Beneficial Ownership of shares of Class M Preferred Stock). The term "Transfers" and "Transferred" shall have correlative meanings.

"Transfer Agent" means such transfer agent as may be designated by the Board of Directors or their designee as the transfer agent for the Class M Preferred Stock; provided, that if the Corporation has not designated a transfer agent then the Corporation shall act as the transfer agent for the Class M Preferred Stock.

"Trust" shall mean the trust created pursuant to Section 11.3 of this Article.

"Trustee" shall mean the Person unaffiliated with either the Corporation or the Prohibited Transferee that is appointed by the Corporation to serve as trustee of the Trust.

"Voting Preferred Stock" shall have the meaning set forth in Section 9 of this Article.

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     3.   DIVIDENDS.

          (a) The holders of Class M Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for that purpose, quarterly cash dividends on the Class M Preferred Stock in an amount per share equal to (i) during the period from the Issue Date through and including January 13, 2003, the greater of $0.53125 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class M Preferred Stock is then convertible, and (ii) during the period from and after January 13, 2003, the greater of $0.578125 or the quarterly cash dividend paid or payable (determined on each Dividend Payment Date by reference to the dividend most recently declared on the Class A Common Stock) on the number of shares of Class A Common Stock (or portion thereof) into which a share of Class M Preferred Stock is then convertible. Such dividends shall be cumulative from the Issue Date, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of the Corporation legally available for the payment of such dividends, and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on April 13, 2000. Each such dividend shall be payable in arrears to the holders of record of the Class M Preferred Stock, as they appear on the stock records of the Corporation at the close of business on the tenth Business Day immediately preceding such Dividend Payment Date (each a "Record Date"). Accumulated, accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on such date, which date shall not precede by more than 45 days the payment date thereof, as may be fixed by the Board of Directors.

          (b) Any dividend payable on the Class M Preferred Stock for any partial dividend period shall be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class M Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Class M Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class M Preferred Stock that may be in arrears.

          (c) So long as any of the shares of Class M Preferred Stock are outstanding, except as described in the immediately following sentence, no dividends shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Parity Stock unless, in each case, dividends equal to the full amount of accumulated, accrued and unpaid dividends on all outstanding shares of Class M Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment of such dividends on the Class M Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made, as the case may be, with respect to such shares of Parity Stock. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon the Class M Preferred Stock and all dividends declared upon any shares of Parity


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Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class M Preferred Stock and accumulated, accrued and unpaid on such Parity Stock.

          (d) So long as any of the shares of Class M Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) shall be declared or paid or set apart for payment by the Corporation and no other distribution of cash or other property shall be declared or made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock, nor shall any shares of Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of shares of Junior Stock in respect thereof, directly or indirectly, by the Corporation unless, in each case, dividends equal to the full amount of all accumulated, accrued and unpaid dividends on all outstanding shares of Class M Preferred Stock have been declared and paid, or such dividends have been declared and a sum sufficient for the payment thereof has been set apart for such payment, on all outstanding shares of Class M Preferred Stock for all Dividend Periods ending on or prior to the date such dividend or distribution is declared, paid, set apart for payment or made with respect to such shares of Junior Stock, or the date such shares of Junior Stock are redeemed, purchased or otherwise acquired or monies paid to or made available for any sinking fund for such redemption, or the date any such cash or other property is paid or distributed to or for the benefit of any holders of Junior Stock in respect thereof, as the case may be.

          Notwithstanding the provisions of this Section 3, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any shares of Parity Stock or (ii) redeeming, purchasing or otherwise acquiring any Parity Stock, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a REIT under Section 856 of the Code.

     4.   LIQUIDATION PREFERENCE.

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution by the Corporation (whether of capital, surplus or otherwise) shall be made to or set apart for the holders of Junior Stock, the holders of shares of Class M Preferred Stock shall be entitled to receive the greater of (i) Twenty-Five Dollars ($25) per share of Class M Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, or (ii) the amount that would be payable to



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the holders of Class M Preferred Stock if they had converted all outstanding shares of Class M Preferred Stock into shares of Common Stock immediately prior to such liquidation, dissolution or winding up; but such holders shall not be entitled to any further payment. Until the holders of the Class M Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Class M Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class M Preferred Stock and any such other Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class M Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, (i) a consolidation or merger of the Corporation with one or more corporations, (ii) a sale or transfer of all or substantially all of the Corporation's assets, or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

          (b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of Class M Preferred Stock and any Parity Stock, as provided in Section 4(a), any other series or class or classes of Junior Stock shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class M Preferred Stock and any Parity Stock shall not be entitled to share therein.

     5.   REDEMPTION AT THE OPTION OF THE CORPORATION.

          (a) Shares of Class M Preferred Stock shall not be redeemable by the Corporation prior to January 13, 2003, except as set forth in Section 11.2 of this Article. On and after January 13, 2003, except as set forth in paragraph
(e) below, the Corporation, at its option, may redeem shares of Class M Preferred Stock, in whole but not in part, at a redemption price payable in cash equal to the Redemption Price applicable thereto. In the event of a redemption of shares of Class M Preferred Stock, if the Redemption Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date notwithstanding the redemption of such shares, and shall not be payable as part of the redemption price for such shares.

          (b) The Redemption Date shall be selected by the Corporation, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by the Corporation.

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          (c)  If full cumulative dividends on all outstanding shares of Class M
Preferred Stock have not been declared and paid, or declared and set apart for payment, no shares of Class M Preferred Stock may be redeemed unless all outstanding shares of Class M Preferred Stock are simultaneously redeemed. Neither the Corporation nor any affiliate of the Corporation may purchase or acquire shares of Class M Preferred Stock, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of Class M Preferred Stock.

          (d) If the Corporation shall redeem shares of Class M Preferred Stock pursuant to paragraph (a) of this Section 5, notice of such redemption shall be given to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Corporation. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which has been mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Redemption Date; (ii) the place or places at which certificates for such shares are to be surrendered for cash; and (iii) the redemption price payable on such Redemption Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described in the next succeeding sentence. Notice having been mailed as aforesaid, from and after the Redemption Date (unless the Corporation shall fail to make available the amount of cash necessary to effect such redemption), (i) dividends on the shares of Class M Preferred Stock so called for redemption shall cease to accumulate or accrue on the shares of Class M Preferred Stock called for redemption, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class M Preferred Stock of the Corporation shall cease except the right to receive the cash payable upon such redemption, without interest thereon, upon surrender of their certificates if so required; provided, however, that if the Redemption Date for any shares of Class M Preferred Stock occurs after any dividend record date and on or prior to the related Dividend Payment Date, the full dividend payable on such Dividend Payment Date in respect of such shares of Class M Preferred Stock called for redemption shall be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares. The Corporation's obligation to make available the cash necessary to effect such redemption in accordance with the preceding sentence shall be deemed fulfilled if, on or before the applicable Redemption Date, the Corporation shall irrevocably deposit in trust with a bank or trust company (which may not be an affiliate of the Corporation) that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption plus, if such Redemption Date occurs after any dividend record date and on or prior to the related Dividend Payment Date, such amount of cash as is necessary to pay the dividend payable on such Dividend Payment Date in respect of such shares of Class M Preferred Stock called for redemption, with irrevocable instructions that such cash be applied to the redemption of the shares of Class M Preferred Stock so


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called for redemption and, if applicable, the payment of such dividend. No interest shall accrue for the benefit of the holders of shares of Class M Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of shares of Class M Preferred Stock so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates for any such shares of Class M Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such certificates shall be exchanged for cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

     6.   STATUS OF REACQUIRED STOCK.

     All shares of Class M Preferred Stock that have been issued and reacquired in any manner by the Corporation (including, without limitation, shares of Class M Preferred Stock which have been surrendered for conversion) shall be returned to the status of authorized but unissued shares of Class M Preferred Stock.

     7.   CONVERSION.

     7.1  CONVERSION AT HOLDERS' OPTION.

     At any time on or after the Issue Date, except as set forth in Section 7.2(i) of this Article, holders of shares of Class M Preferred Stock shall have the right to convert all or a portion of such shares into shares of Class A Common Stock, as follows:

          (a)  Subject to and upon compliance with the provisions of this
Section 7, each share of Class M Preferred Stock shall, at the option of the holder thereof, be convertible at any time (unless such share is called for redemption, then to and including but not after the close of business on the date immediately prior to the Redemption Date, unless the Corporation shall default in payment due upon redemption thereof), into that number of fully paid and non-assessable shares of Class A Common Stock (calculated as to each conversion to the nearest 1/100th of a share) obtained by dividing $25 by the Conversion Price in effect at such time and by surrender of the certificate representing such shares to be converted in the manner provided in subsection
(b) of this Section 7.1.

          (b) In order to convert shares of Class M Preferred Stock, the holder of the shares to be converted shall surrender the certificate representing such shares at any office or agency maintained by the Corporation for such purpose, accompanied by the funds, if any, required by the last paragraph of this subsection (b) to be paid by such holder, and shall give written notice of conversion in the form provided on such certificate representing shares of Class M Preferred Stock (or such other notice as is acceptable to the Corporation) to the Corporation at such office or agency that the holder elects to convert the shares of Class M Preferred Stock specified in such notice. Such notice shall also state the name or names, together with address or addresses, in which the certificate or certificates for shares of Class A Common Stock which shall be issuable in such conversion shall be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class M Preferred Stock is registered, each certificate representing a share of Class M Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Corporation that such taxes have been paid) .

          As promptly as practicable after the surrender of certificates representing such shares of Class M Preferred Stock and the receipt of such notice, instruments of transfer and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such holder, or as designated in such holder's written instructions, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such share or shares of Class M Preferred Stock in accordance with provisions of this Section 7, and a check or cash in respect of (i) the cash amount payable to such holder, if any, referred to in the last paragraph of this subsection (b), and (ii) any fractional interest in a share of Class A Common Stock arising upon such conversion, as provided in paragraph (c) of this Section 7.1.

          Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which certificates representing such shares of Class M Preferred Stock shall have been surrendered and such notice (and any applicable instruments of transfer and any required taxes) received by the Corporation as aforesaid, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Corporation.

          Except as provided herein, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends (other than dividends on the Class A Common Stock the record date for which is after the conversion date and which the Corporation shall pay in the ordinary course to the record holder as of the record date) on the Class A Common Stock issued upon such conversion. Holders of Class M Preferred Stock at the close of business on a Record Date will be entitled to receive an amount equal to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Record Date. In addition to any such dividend, if the Dividend Adjustment Amount (as defined below) with respect to any shares of Class M Preferred Stock surrendered for conversion is positive, the holders of such shares shall, as of the date of conversion, be entitled to receive a cash payment equal to the Dividend Adjustment Amount. If the Dividend Adjustment Amount with respect to any shares of Class M Preferred Stock surrendered for conversion is negative, such shares must be accompanied by payment of a cash amount equal to the absolute value of the Dividend Adjustment Amount. As used herein, the "Dividend Adjustment Amount" shall mean, with respect to any share of Class M Preferred Stock that has been surrendered for conversion, the sum of:

          (i) the aggregate amount of any dividends (whether or not earned or declared) that are accumulated, accrued and unpaid on such share as of the time of such conversion; minus

          (ii) if such share has been surrendered for conversion during the period between the close of business on any Record Date and the opening of business on the corresponding Dividend Payment Date, the amount of the dividend payable thereon on such Dividend Payment Date; minus

          (iii) an amount equal to the product of (A) the number (which may be a fraction) of shares of Class A Common Stock into which a share of Class M Preferred Stock is then convertible, multiplied by (B) the quarterly cash dividend per share that was most recently declared on the Class A Common Stock, determined as of the date of conversion, and if the date of such conversion is not a record date for the payment of a dividend on the Class A Common Stock, multiplied by (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent record date for the payment of a dividend on the Class A Common Stock to but excluding the date of such conversion, and the denominator of which is 90.

          (c) No fractional shares of Class A Common Stock or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of shares of Class M Preferred Stock. If more than one share of Class M Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class M Preferred Stock so surrendered. In lieu of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of any share of Class M Preferred Stock, the Corporation shall pay to the holder of such shares an amount in cash (computed to the nearest cent) equal to the Closing Price of the Class A Common Stock on the Trading Day immediately preceding the date of conversion, multiplied by the fractional interest that otherwise would have been deliverable upon conversion of such share.

     7.2  ADJUSTMENTS TO CONVERSION PRICE

          (a) The Conversion Price shall be adjusted from time to time as follows:

               (i) If the Corporation shall after the Issue Date (A) pay a dividend or make a distribution on its Class A Common Stock in shares of Class A Common Stock, (B) subdivide its outstanding shares of Class A Common Stock into a greater number of shares, (C) combine its outstanding shares of Class A Common Stock into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its outstanding Class A Common Stock, then, in each such case, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Class A Common Stock or other capital stock of the Corporation which such holder would have owned or been entitled to receive immediately following such action had such share been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection (i) of this Section 7.2(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection (i), the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock or shares of Class A Common Stock and other capital stock of the Corporation, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock or shares of Class A Common Stock and other capital stock.

               (ii) If the Corporation shall, after the Issue Date, issue rights, options or warrants to all holders of its outstanding shares of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Corporation in effect at the time hereof or any other similar plan adopted or implemented hereafter), then the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date by a fraction, the numerator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of shares which the aggregate proceeds to the Corporation from the exercise of such rights, options or warrants for Class A Common Stock would purchase at such current market price, and the denominator of which shall be the sum of (A) the number of shares of Class A Common Stock outstanding on the record date and (B) the number of additional shares of Class A Common Stock offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall be made successively whenever any rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants; provided, however, that if all of the shares of Class A Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights, options or warrants, upon the expiration of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Class A Common Stock actually delivered upon the exercise of such rights, options or warrants rather than upon the number of shares of Class A Common Stock offered for subscription or purchase. In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of Class A Common Stock at less than such current market price, and in determining the aggregate offering price of such shares of Class A Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants, with the value of such consideration, if other than cash, determined by the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent).

               (iii) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its outstanding Class A Common Stock any capital stock (other than Class A Common Stock), evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase securities of the Corporation (excluding (A) those referred to in subsections (i) and (ii) of this Section 7.2(a), (B) dividends and distributions paid in cash out of the retained earnings of the Corporation, and (C) distributions upon mergers or consolidations to which subsection (b) of this Section 7.2 applies), then, in each such case, the Conversion Price shall be adjusted to equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction, the numerator of which shall be the current market price per share (determined pursuant to subsection (iv) of this Section 7.2(a)) of the Class A Common Stock, less the fair market value on such record date (determined by the Board or Directors, whose determination shall be conclusive and shall be described in a statement filed by the Corporation with the Transfer Agent) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of Class A Common Stock or of such subscription rights or warrants applicable to one share of Class A Common Stock, and the denominator of which shall be such current market price per share of Class A Common Stock. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

               (iv) For the purpose of any computation under subsections (ii) and (iii) of this Section 7.2(a), the current market price per share of Class A Common Stock on any date shall be the average of the Closing Price of the Class A Common Stock for the shorter of (A) 10 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last full Trading Day prior to the Time of Determination. For purposes of the foregoing, the term "Time of Determination" shall mean the time and date of the earlier of
(A) the record date for determining stockholders entitled to receive the rights, warrants or distribution referred to in subsections (ii) and (iii) of this
Section 7.2, or (B) the commencement of "ex-dividend" trading on the exchange or market referred to in the definition of "Closing Price."

               (v) No adjustment in the Conversion Price shall be required to be made unless such adjustment would require an increase or decrease of at least one percent of such price, provided, however, that any adjustment which by reason of this subsection (v) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7.2 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 7.2 to the contrary notwithstanding, the Corporation shall be entitled to make such reduction in the Conversion Price, in addition to those required by this Section 7.2, as it shall determine in its discretion to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable to the recipients. Except as set forth in subsections (i), (ii) and (iii) above, the Conversion Price shall not be adjusted for the issuance of Class A Common Stock, or any securities convertible into or exchangeable for Class A Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

               (vi) The Corporation from time to time may decrease the Conversion Price by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Conversion Price is so decreased, the Corporation shall mail to holders of record of shares of Class M Preferred Stock a notice of the decrease at least 15 days before the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period it will be in effect.

          (b) Notwithstanding any other provision herein to the contrary, in case of any merger or consolidation to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing entity and in which the Class A Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, or the securities or other property of another entity), or in the case of any sale or transfer of all or substantially all of the Corporation's property and assets to another entity, there will be no adjustment of the Conversion Price, and lawful provision shall be made by the entity formed by such consolidation or the entity whose securities, cash or other property will immediately after the merger or consolidation be owned, by virtue of the merger or consolidation, by the holders of Class A Common Stock immediately prior to the merger or consolidation, or the entity which shall have acquired such assets of the Corporation, such that each share of Class M Preferred Stock then outstanding will, without the consent of the holder thereof, become convertible into the kind and amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Class A Common Stock into which such share of Class M Preferred Stock was convertible immediately prior to such merger, consolidation, sale or transfer (without regard to any Ownership Restrictions as defined in Article IV of the Charter) assuming such holder of Class A Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such merger, consolidation, sale or transfer. In the case of a cash merger of the Corporation into another entity or any other cash transaction of the type mentioned in this Section 7.2(b), each share of Class M Preferred Stock will thereafter be convertible at the Conversion Price in effect at such time into the same amount of cash per share into which each share of Class M Preferred Stock would have been convertible had (without regard to any Ownership Restrictions as defined in Article IV of the

Charter) such share been converted into Class A Common Stock immediately prior to the effective date of such cash merger or other transaction. The foregoing provisions of this Section 7.2(b) shall similarly apply to successive mergers, consolidations, sales or transfers.

               (c) If (i) the Corporation shall take any action that would require an adjustment in the Conversion Price pursuant to Section 7.2; (ii) the Corporation shall authorize the granting to the holders of the Class A Common Stock generally of rights or warrants to subscribe for or purchase any shares of stock of any class or series or of any other rights or warrants; (iii) there shall be any reorganization or reclassification of the Class A Common Stock (other than an event to which subsection (i) of Section 7.2(a) applies) or any consolidation or merger to which the Corporation is a party or any sale or transfer of all or substantially all of the assets of the Corporation, in each case, for which approval of any stockholders of the Corporation is required; or
(iv) there shall be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation; then, in each such case, the Corporation shall cause to be given to the holders of shares of Class M Preferred Stock and the Transfer Agent as promptly as possible, but in any event at least 15 days prior to the applicable date hereinafter specified, a notice stating (i) the date on which a record is to be taken for the purpose of such action or granting of rights or warrants, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (ii) the date on which such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up is expected to become effective or occur, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities, cash or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, liquidation, dissolution or winding up. Failure to give such notice or any defect therein shall not affect the legality or validity of the proceedings described in this
Section 7.2(c).

               (d) Whenever the Conversion Price is adjusted as herein provided, (i) the Corporation shall promptly file with the Transfer Agent a certificate setting forth the Conversion Price after such adjustment and a brief statement of the facts requiring such adjustment and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (ii) the Corporation shall mail or cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Class M Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price and the effective date thereof.

               (e) In any case in which paragraph (a) of this Section 7.2 shall require that an adjustment be made immediately following a record date or an effective date, the Corporation may elect to defer (but only until the filing by the Corporation with the Transfer Agent of the certificate required by subsection 7.2(d)) (i) issuing to the holder of any share of Class M Preferred Stock converted after such record date or effective date the shares of Class A Common Stock issuable upon such conversion in excess of the shares of Class A Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment, and (ii) paying to such holder any amount of cash in lieu of a fractional share.

               (f) In the event that at any time, as a result of an adjustment made pursuant to subsection (i) of Section 7.2(a), the holder of any share of Class M Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Class A Common Stock, thereafter the Conversion Price of such other shares so receivable upon conversion of any share of Class M Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Class A Common Stock contained in this Section 7.2.

               (g) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Class A Common Stock, for the purpose of effecting conversion of shares of Class M Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class M Preferred Stock not theretofore converted and on or before (and as a condition of) taking any action that would cause an adjustment of the Conversion Price resulting in an increase in the number of shares of Class A Common Stock deliverable upon conversion in excess of the number thereof previously reserved and available therefor, the Corporation shall take all such action so required. For purposes of this paragraph (g), the number of shares of Class A Common Stock which shall be deliverable upon the conversion of all outstanding shares of Class M Preferred Stock shall be computed as if at the time of computation all such outstanding shares of Class M Preferred Stock were held by a single holder (and without regard to the Ownership Limit).

     Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value (if any) of the shares of Class A Common Stock deliverable upon conversion of the shares of Class M Preferred Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Class A Common Stock at such adjusted Conversion Price.

               (h) The Corporation will pay any and all documentary stamp, issue or transfer taxes, and any other similar taxes, payable in respect of the issue or delivery of shares of Class A Common Stock upon conversion of shares of Class M Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Class A Common Stock in a name other than that of the holder of the shares of Class M Preferred Stock to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

               (i)  Notwithstanding anything to the contrary contained in this
Section 7, conversion of Class M Preferred Stock pursuant to this Section 7 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Restrictions (as defined in Article IV of the Charter), after taking into account any applicable waivers. This limitation shall not, however, be taken into account in determining any amounts to which the holders of any shares of Class M Preferred Stock may be entitled under Sections 3, 4 or 5.

               (j) If the Corporation shall take any action affecting the Class A Common Stock, other than an action described in this Section 7, that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the holders of Class M Preferred Stock, the Board of Directors may, but shall have no obligation to, adjust the Conversion Price for the Class M Preferred Stock to the extent permitted by law in such manner, if any, and at such time as the Board of Directors, in its sole discretion, may determine to be equitable under the circumstances.

     8.   RANKING.

     Any class or series of capital stock of the Corporation shall be deemed to rank:

          (a) prior or senior to the Class M Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Class M Preferred Stock ("Senior Stock");

          (b) on a parity with the Class M Preferred Stock, as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Class M Preferred Stock, if (i) such capital stock is Class B Cumulative Convertible Preferred Stock, Class C Cumulative Preferred Stock, Class D Cumulative Preferred Stock, Class G Cumulative Preferred Stock, Class H Cumulative Preferred Stock, Class I Cumulative Preferred Stock, Class J Cumulative Convertible Preferred Stock, Class K Convertible Cumulative Preferred Stock or Class L Convertible Cumulative Preferred Stock of the Corporation, or
(ii) the holders of such class of stock or series and the Class M Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Parity Stock"); and

          (c) junior to the Class M Preferred Stock, as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such capital stock or series shall be Common Stock or (ii) the holders of Class M Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series (the capital stock referred to in clauses (i) and (ii) of this paragraph being hereinafter referred to, collectively, as "Junior Stock").

     9.   Voting.

          (a) If and whenever six quarterly dividends (whether or not consecutive) payable on the Class M Preferred Stock shall be in arrears (which shall, with respect to any such quarterly dividend, mean that any such dividend has not been paid in full), whether or not earned or declared, the number of directors then constituting the Board of Directors shall be increased by two (if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")) and the holders of shares of Class M Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class M Preferred Stock and the Voting Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Class M Preferred Stock and the Voting Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid, or declared and set apart for payment, then the right of the holders of the Class M Preferred Stock and the Voting Preferred Stock to elect such additional two directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all persons elected as directors by the holders of the Class M Preferred Stock and the Voting Preferred Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Class M Preferred Stock and the Voting Preferred Stock, if applicable, the Secretary of the Corporation may, and upon the written request of any holder of Class M Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Class M Preferred Stock and of the Voting Preferred Stock for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Corporation for a special meeting of the stockholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of Class M Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have previously terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Class M Preferred Stock and the Voting Preferred Stock, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Class M Preferred Stock and the Voting Preferred Stock or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have previously terminated as provided above.

          (b) So long as any shares of Class M Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter of the Corporation, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Class M Preferred Stock voting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

               (i) Any amendment, alteration or repeal of any of the provisions of, or the addition of any provision to, these Articles Supplementary, the Charter or the By-Laws of the Corporation that materially adversely affects the voting powers, rights or preferences of the holders of the Class M Preferred Stock; provided, however, that the amendment of the provisions of the Charter so as to authorize or create, or to increase the authorized amount of, or issue any Junior Stock or any shares of any class of Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class M Preferred Stock; or

               (ii) The authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock (whether or not such class or series of Senior Stock is currently authorized);

provided, however, that no such vote of the holders of Class M Preferred Stock shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Stock or convertible or exchangeable security is to be made, as the case may be, provision is made for the redemption of all shares of Class M Preferred Stock at the time outstanding to the extent such redemption is authorized by Section 5 of this Article.

     For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each share of Class M Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock of the Corporation shall have the right to vote with the Class M Preferred Stock as a single class on any matter, then the Class M Preferred Stock and such other class or series shall have with respect to such matters one quarter of one vote per $25 of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein or in the Charter, the Class M Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     10.  RECORD HOLDERS.

     The Corporation and the Transfer Agent may deem and treat the record holder of any share of Class M Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.

     11.1 RESTRICTIONS ON OWNERSHIP AND TRANSFERS.

          (A) LIMITATION ON BENEFICIAL OWNERSHIP. Except as provided in Section 11.8, from and after the Issue Date, no Person (other than the Initial Holder or a Look-Through Entity) shall Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder shall not Beneficially Own shares of Class M Preferred Stock in excess of the Initial Holder Limit and no Look-Through Entity shall Beneficially Own shares of Class M Preferred Stock in excess of the Look-Through Ownership Limit.

          (B)  TRANSFERS IN EXCESS OF OWNERSHIP LIMIT. Except as provided in
Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Person (other than the Initial Holder or a Look-Through Entity) Beneficially Owning shares of Class M Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit, and the intended transferee shall acquire no rights in such shares of Class M Preferred Stock.

          (C) TRANSFERS IN EXCESS OF INITIAL HOLDER LIMIT. Except as provided in Section 11.8, from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in the Initial Holder Beneficially Owning shares of Class M Preferred Stock in excess of the Initial Holder Limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by the Initial Holder in excess of the Initial Holder limit, and the Initial Holder shall acquire no rights in such shares of Class M Preferred Stock.

          (D) TRANSFERS IN EXCESS OF LOOK-THROUGH OWNERSHIP LIMIT. Except as provided in Section 11.8 from and after the Issue Date (and subject to Section 11.12), any Transfer (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) that, if effective, would result in any Look-Through Entity Beneficially Owning shares of Class M Preferred Stock in excess of the Look-Through Ownership limit shall be void ab initio as to the Transfer of such shares of Class M Preferred Stock that would be otherwise Beneficially Owned by such Look-Through Entity in excess of the Look-Through Ownership Limit and such Look-Through Entity shall acquire no rights in such shares of Class M Preferred Stock.

          (E) TRANSFERS RESULTING IN "CLOSELY HELD" STATUS. From and after the Issue Date, any Transfer that, if effective would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, without limitation, a Transfer or other event that would result in the Corporation owning (directly or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of shares of Class M Preferred Stock that would cause the Corporation (i) to be "closely held" within the meaning of
Section 856(h) of the Code or (ii) otherwise fail to qualify as a REIT, as the case may be, and the intended transferee shall acquire no rights in such shares of Class M Preferred Stock.

          (F) SEVERABILITY ON VOID TRANSACTIONS. A Transfer of a share of Class M Preferred Stock that is null and void under Sections 11.1(B), (C), (D), or (E) of this Article because it would, if effective, result in (i) the ownership of Class M Preferred Stock in excess of the Initial Holder Limit, the Ownership Limit, or the Look-Through Ownership Limit, (ii) the Corporation being "closely held" within the meaning of Section 856(h) of the Code or (iii) the Corporation otherwise failing to qualify as a REIT, shall not adversely affect the validity of the Transfer of any other share of Class M Preferred Stock in the same or any other related transaction.

     11.2 REMEDIES FOR BREACH. If the Board of Directors or a committee thereof shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 11.1 of this Article or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any shares of Class M Preferred Stock in violation of Section 11.1 of this Article (whether or not such violation is intended), the Board of Directors or a committee thereof shall be empowered to take any action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, refusing to give effect to such Transfer or other event on the books of the Corporation, causing the Corporation to redeem such shares at the then current Market Price and upon such terms and conditions as may be specified by the Board of Directors in its sole discretion (including, but not limited to, by means of the issuance of long-term indebtedness for the purpose of such redemption), demanding the repayment of any distributions received in respect of shares of Class M Preferred Stock acquired in violation of Section
11.1 of this Article or instituting proceedings to enjoin such Transfer or to rescind such Transfer or attempted Transfer; provided, however, that any Transfers or attempted Transfers (or, in the case of events other than a Transfer, Beneficial Ownership) in violation of Section 11.1 of this Article, regardless of any action (or non-action) by the Board of Directors or such committee, (a) shall be void ab initio or (b) shall automatically result in the transfer described in Section 11.3 of this Article; provided, further, that the provisions of this Section 11.2 shall be subject to the provisions of Section
11.12 of this Article; provided, further, that neither the Board of Directors nor any committee thereof may exercise such authority in a manner that interferes with any ownership or transfer of Class M Preferred Stock that is expressly authorized pursuant to Section 11.8(C) of this Article.

     11.3. TRANSFER IN TRUST.

          (A) ESTABLISHMENT OF TRUST. If, notwithstanding the other provisions contained in this Article, at any time after the Issue Date there is a purported Transfer (an "Excess Transfer") (whether or not such Transfer is the result of transactions entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system) or other change in the capital structure of the Corporation (including, but not limited to, any redemption of Equity Stock) or other event (including, but not limited to, any acquisition of any share of Equity Stock) such that (a) any Person (other than the Initial Holder or a Look-Through Entity) would Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, or (b) the Initial Holder would Beneficially Own shares of Class M Preferred Stock in excess of the Initial Holder Limit, or (c) any Person that is a Look-Through Entity would Beneficially Own shares of Class M Preferred Stock in excess of the Look-Through Ownership Limit (in any such event, the Person, Initial Holder or Look-Through Entity that would Beneficially Own shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Limit, respectively, is referred to as a "Prohibited Transferee"), then, except as otherwise provided in Section 11.8 of this Article, such shares of Class M Preferred Stock in excess of the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as the case may be, (rounded up to the nearest whole share) shall be automatically transferred to a Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the Excess Transfer, change in capital structure or another event giving rise to a potential violation of the Ownership Limit, the Initial Holder Limit or the Look-Through Entity Ownership Limit.

          (B) APPOINTMENT OF TRUSTEE. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with either the Corporation or any Prohibited Transferee. The Trustee may be an individual or a bank or trust company duly licensed to conduct a trust business.

          (C) STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Class M Preferred Stock held by the Trustee shall be issued and outstanding shares of capital stock of the Corporation. Except to the extent provided in Section 11.3(E), the Prohibited Transferee shall have no rights in the Class M Preferred Stock held by the Trustee, and the Prohibited Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

          (D) DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class M Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiary. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Class M Preferred Stock have been transferred to the Trustee shall be repaid to the Corporation upon demand, and any dividend or distribution declared but unpaid shall be rescinded as void ab initio with respect to such shares of Class M Preferred Stock. Any dividends or distributions so disgorged or rescinded shall be paid over to the Trustee and held in trust for the Charitable Beneficiary. Any vote cast by a Prohibited Transferee prior to the discovery by the Corporation that the shares of Class M Preferred Stock have been transferred to the Trustee will be rescinded as void ab initio and shall be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. The owner of the shares at the time of the Excess Transfer, change in capital structure or other event giving rise to a potential violation of the Ownership Limit, Initial Holder Limit or Look-Through Entity Ownership Limit shall be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Class M Preferred Stock for the benefit of the Charitable Beneficiary.

          (E) RESTRICTIONS ON TRANSFER. The Trustee of the Trust may sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the Ownership Restrictions. If such a sale is made, the interest of the Charitable Beneficiary shall terminate and proceeds of the sale shall be payable to the Prohibited Transferee and to the Charitable Beneficiary as provided in this Section 11.3(E). The Prohibited Transferee shall receive the lesser of (1) the price paid by the Prohibited Transferee for the shares or, if the Prohibited Transferee did not give value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiary. If any of the transfer restrictions set forth in this Section 11.3(E) or any application thereof is determined in a final judgment to be void, invalid or unenforceable by any court having jurisdiction over the issue, the Prohibited Transferee may be deemed, at the option of the Corporation, to have acted as the agent of the Corporation in acquiring the Class M Preferred Stock as to which such restrictions would, by their terms, apply, and to hold such Class M Preferred Stock on behalf of the Corporation.

          (F) PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Class M Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Excess Transfer or other event resulting in a transfer to the Trust and (ii) the date that the Board of Directors determines in good faith that an Excess Transfer or other event occurred.

          (G) DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust relating to such Prohibited Transferee if (i) the shares of Class M Preferred Stock held in the Trust would not violate the Ownership Restrictions in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

     11.4 NOTICE OF RESTRICTED TRANSFER. Any Person that acquires or attempts to acquire shares of Class M Preferred Stock in violation of Section 11.1 of this Article, or any Person that is a Prohibited Transferee such that stock is transferred to the Trustee under Section 11.3 of this Article, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT. Failure to give such notice shall not limit the rights and remedies of the Board of Directors provided herein in any way.

     11.5 OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the Issue Date certain record and Beneficial Owners and transferees of shares of Class M Preferred Stock will be required to provide certain information as set out below.

          (A) ANNUAL DISCLOSURE. Every record and Beneficial Owner of shares of Class M Preferred Stock convertible into more than 5% (or such other percentage between 0.5% and 5%, as provided in the applicable regulations adopted under the
Code) of the number of Outstanding shares of Equity Stock shall upon written request by the Corporation, such request to be made within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such record or Beneficial Owner, the number of shares of Class M Preferred Stock Beneficially Owned, and a full description of how such shares are held. Each such record or Beneficial Owner of Class M Preferred Stock shall, upon demand by the Corporation, disclose to the Corporation in writing such additional information with respect to the Beneficial Ownership of the Class M Preferred Stock as the Board of Directors, in its sole discretion, deems appropriate or necessary to (i) comply with the provisions of the Code regarding the qualification of the Corporation as a REIT under the Code and (ii) ensure compliance with the Ownership Limit, the Initial Holder Limit or the Look-Through Ownership Limit, as applicable. Each stockholder of record, including without limitation any Person that holds shares of Class M Preferred Stock on behalf of a Beneficial Owner, shall take all reasonable steps to obtain the written notice described in this Section 11.5 from the Beneficial Owner.

          (B) DISCLOSURE AT THE REQUEST OF THE CORPORATION. Any Person that is a Beneficial Owner of shares of Class M Preferred Stock and any Person (including the stockholder of record) that is holding shares of Class M Preferred Stock for a Beneficial Owner, and any proposed transferee of shares, shall provide such information as the Corporation, in its sole discretion, may request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or other governmental agency, to determine any such compliance or to ensure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit, and shall provide a statement or affidavit to the Corporation setting forth the number of shares of Class M Preferred Stock already Beneficially Owned by such stockholder or proposed transferee and any related persons specified, which statement or affidavit shall be in the form prescribed by the Corporation for that purpose.

     11.6 REMEDIES NOT LIMITED. Nothing contained in this Article shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable (subject to the provisions of Section 11.12 of this Article) (i) to protect the Corporation and the interests of its stockholders in the preservation of the Corporation's status as a REIT and (ii) to insure compliance with the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit.

     11.7 AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of Section 11 of this Article, or in the case of an ambiguity in any definition contained in Section 11 of this Article, the Board of Directors shall have the power to determine the application of the provisions of this Article with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances.

     11.8 EXCEPTIONS. The following exceptions shall apply or may be established with respect to the limitations of Section 11.1 of this Article.

          (A) WAIVER OF OWNERSHIP LIMIT. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of tax counsel or other evidence or undertaking acceptable to it, may waive the application, in whole or in part, of the Ownership Limit to a Person subject to the Ownership Limit, if such person is not an individual for purposes of Section 542(a) of the Code (as modified to exclude qualified trusts from treatment as individuals pursuant to Section 856(h)(3) of the Code) and is a corporation, partnership, limited liability company, estate or trust. In connection with any such exemption, the Board of Directors may require such representations and undertakings from such Person and may impose such other conditions as the Board of Directors deems necessary, in its sole discretion, to determine the effect, if any, of the proposed Transfer on the Corporation's status as a REIT.

          (B) PLEDGE BY INITIAL HOLDER. Notwithstanding any other provision of this Article, the pledge by the Initial Holder of all or any portion of the Class M Preferred Stock directly owned at any time or from time to time shall not constitute a violation of Section 11.1 of this Article and the pledgee shall not be subject to the Ownership Limit with respect to the Class M Preferred Stock so pledged to it either as a result of the pledge or upon foreclosure.

          (C) UNDERWRITERS. For a period of 270 days (or such longer period of time as any underwriter described below shall hold an unsold allotment of Class M Preferred Stock) following the purchase of Class M Preferred Stock by an underwriter that (i) is a corporation, partnership or other legal entity and
(ii) participates in an offering of the Class M Preferred Stock, such underwriter shall not be subject to the Ownership Limit with respect to the Class M Preferred Stock purchased by it as a part of or in connection with such offering and with respect to any Class M Preferred Stock purchased in connection with market making activities.

     11.9 LEGEND. Each certificate for Class M Preferred Stock shall bear substantially the following legend:

     "The shares of Class M Convertible Cumulative Preferred Stock represented by this certificate are subject to restrictions on transfer. No person may Beneficially Own shares of Class M Convertible Cumulative Preferred Stock in excess of the Ownership Restrictions, as applicable, with certain further restrictions and exceptions set forth in the Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock). Any Person that attempts to Beneficially Own shares of Class M Convertible Cumulative Preferred Stock in excess of the applicable limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings ascribed to such terms in the

     Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock), as the same may be amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder that so requests. If the restrictions on transfer are violated (i) the transfer of the shares of Class M Convertible Cumulative Preferred Stock represented hereby will be void in accordance with the Charter (including the Articles Supplementary setting forth the terms of the Class M Convertible Cumulative Preferred Stock) or (ii) the shares of Class M Convertible Cumulative Preferred Stock represented hereby will automatically be transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries."

     11.10 SEVERABILITY. If any provision of this Article or any application of any such provision is determined in a final and unappealable judgment to be void, invalid or unenforceable by any Federal or state court having jurisdiction over the issues, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

     11.11 BOARD OF DIRECTORS DISCRETION. Anything in this Article to the contrary notwithstanding, the Board of Directors shall be entitled to take or omit to take such actions as it in its discretion shall determine to be advisable in order that the Corporation maintain its status as and continue to qualify as a REIT, including, but not limited to, reducing the Ownership Limit, the Initial Holder Limit and the Look-Through Ownership Limit in the event of a change in law.

     11.12 SETTLEMENT. Nothing in this Section 11 of this Article shall be interpreted to preclude the settlement of any transaction entered into through the facilities of the NYSE or other securities exchange or an automated inter-dealer quotation system.

     FOURTH: The terms of the Class M Cumulative Preferred Stock set forth in Article Third hereof shall become Article XXIV of the Charter.

     IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Executive Vice President, General Counsel and Secretary and witnessed by its Assistant Secretary on January 12, 2000.

WITNESS:                         APARTMENT INVESTMENT AND
                                 MANAGEMENT COMPANY


 /s/ Barb Foster                 /s/ Joel Bonder
------------------------         ----------------------------------------------
Barb Foster                      Joel Bonder
Assistant Secretary              Executive Vice President, General Counsel and
                                 Secretary


         THE UNDERSIGNED, Executive Vice President, General Counsel and Secretary of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                   /s/ Joel Bonder
                                   ---------------------------------------------
                                   Joel Bonder
                                   Executive Vice President, General Counsel and Secretary